Exhibit No. 99.1 (c)
Wendover
Loan Portfolio Management





                    Management Assertion


As of and for the year ended December 31, 1997, Wendover Financial Services Corporation (the "Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond policy in the amount of $15,000,000 and an errors and omissions policy in the amount of $15,000,000.


/s/ Larry Walker                /s/ Larry Walker
Larry Walker                    Teresa Shook
President                       Executive Vice
                                President and Chief
                                Operating Officer



/s/ Elizabeth Mabe              /s/ John S. Wilkinson
Elizabeth Mabe, Senior          John S. Wilkinson, Vice
Vice President,                 President
Controller/Corporate            Corporate Services
Operations